Exhibit 99A

                            NICOLAZZO & ASSOCIATES


FOR IMMEDIATE RELEASE         Contact:  Richard E. Nicolazzo
                                        Nicolazzo & Associates
                                        617-227-4150

               SHAREHOLDERS APPROVE MERGER AGREEMENT BETWEEN
             THE BOSTON BANCORP AND BANK OF BOSTON CORPORATION

     BOSTON, MA, April 11, 1996 - At the annual meeting of The Boston Bancorp, the holding company of South Boston Savings Bank, stockholders voted to approve the merger agreement between The Boston Bancorp and Bank of Boston Corporation on terms announced on October 11, 1995. The merger agreement was approved by more than the required two-thirds of the outstanding shares of The Boston Bancorp. The merger, which remains subject to regulatory approval, is expected to be consummated in June 1996.

     In addition, Robert E. Lee and Frank G. Neal, Jr. were elected directors of The Boston Bancorp.









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